Exhibit 99.1

GULF ISLAND REPORTS SECOND QUARTER 2021 RESULTS

HOUSTON, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the second quarter 2021.

SECOND QUARTER 2021 SUMMARY (as compared to the second quarter 2020)

•	Revenue from Continuing Operations of $24.3 million, (24.1%) y/y
•	Net loss from Continuing Operations of $(1.7) million
•	Non-GAAP EBITDA from Continuing Operations of $(0.5) million
•	Operating income for Fabrication & Services Division of $1.7 million
•	Non-GAAP EBITDA for Fabrication & Services Division of $2.7 million
•	Cash balance of $74.9 million at June 30, 2021
•	Completed Shipyard Transaction in April 2021

The Company completed the sale of its Shipyard Division operating assets and long-term construction contracts in April 2021 (“Shipyard Transaction”). The results associated with operations included in the Shipyard Transaction, as well as the results associated with operations of certain previously closed Shipyard Division facilities, are classified as discontinued operations for all periods. The Shipyard Division operations excluded from the Shipyard Transaction, and not associated with previously closed facilities, represent the Company’s Shipyard Segment, and are classified as continuing operations for all periods.

Consolidated revenue for the second quarter 2021 was $24.3 million, compared to $32.0 million for the second quarter 2020. Consolidated net loss from continuing operations for the second quarter 2021 was $1.7 million, compared to a loss of $4.2 million for the second quarter 2020. EBITDA from continuing operations was a loss of $0.5 million for the quarter, versus a loss of $2.9 million for the prior year period. Net loss from discontinued operations for the quarter was $1.3 million and included a loss of $1.9 related to transaction and other costs associated with the Shipyard Transaction. See “Non-GAAP Measures” below for the Company's reconciliation and definition of EBITDA.

MANAGEMENT COMMENTARY

“Although not yet reflected in our financial results in a meaningful way, we achieved important goals during the second quarter as we continued to make progress on our strategic priorities, highlighted by the completion of the Shipyard Transaction and the continued improvement in our liquidity position,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “Importantly, we continue to see improved trends in project execution in our Fabrication & Services Division with projects delivering financial performance better than their original estimates, resulting in improved margins despite lower revenue and the related under-recovery of overhead costs. This solid performance helped drive the fourth consecutive quarter of positive EBITDA for the division.”

“With the significant progress we have achieved on our strategic priorities over the last 18 months, we are now in a position to shift our focus to pursuing profitable growth,” continued Heo. “We are seeing continued improvement in our end markets and are encouraged by an increase in bidding activity for fabrication projects, which we expect to result in new project awards in the coming quarters. We have focused our business development efforts on new growth end markets and are now better positioned to pursue fabrication opportunities related to the LNG build-out in Texas and Louisiana. We are also seeing increased offshore services activity with both existing and new customers, as well as potential opportunities to expand our services business to onshore markets.”

“The Shipyard Transaction was an important step in our strategic transformation, as it allowed us to reduce risk and significantly improve our liquidity position,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “We ended the quarter with a cash balance of almost $75.0 million and have meaningfully reduced our bonding and letters of credit requirements, providing us with a more solid foundation for future growth.”

“It has been a long road, but over the last 18 months, we have successfully transformed Gulf Island into a more financially stable business and one that is now positioned to pursue profitable growth,” noted Heo. “While the hard work is far from done, we believe we have the right plan in place and the right people to execute on it. We are optimistic about the opportunities that lie ahead for Gulf Island,” concluded Heo.

STRATEGIC UPDATE

During 2020, the Company outlined a strategic plan that was focused on improving its financial strength and positioning the Company to pursue higher-margin growth opportunities. Underpinning this strategy was a focus on improving the Company’s risk profile, strengthening its liquidity position, improving resource utilization and project execution, and reducing the Company’s reliance on offshore oil and gas markets. With the significant progress that Gulf Island has achieved on these objectives, management has shifted to the next phase of its strategic transformation, which is focused on generating stable, profitable growth centered on the following key initiatives:

Pursue new growth end markets – The Company is focusing its near-term business development efforts on higher-growth end markets such as LNG and petrochemical. Given the Company’s capabilities and geographic location, it is well-positioned to pursue these market opportunities along the Gulf Coast. Over the long-term, Gulf Island will expand its core fabrication capabilities to include sustainable energy end markets.

Grow and diversify services business – The Company is pursuing opportunities to diversify its offshore services customer base, increase its offshore services offerings and expand its services offerings to onshore markets.

Further strengthen project execution – While significant progress has been made, the Company is focused on further strengthening its personnel, processes and procedures in an effort to further improve project execution, which will drive higher margins and improve new award win rates.

Expand skilled labor workforce – The Company continues to focus on ways to improve retention and enhance and add to its skilled, craft personnel, as a strong workforce will be a key differentiator in pursuing new awards given the scarcity of available skilled labor.

SEGMENT RESULTS

Fabrication & Services Segment – Revenue for the second quarter 2021 was $21.2 million, a decrease of $5.4 million compared to the second quarter 2020. The decrease was primarily due to the division’s jacket and deck project, which was completed prior to the second quarter 2021, and lower revenue from its material supply and offshore modules projects. The decrease was partially offset by revenue from the division’s marine docking structures project and an increase in small-scale fabrication and offshore services activity.

New project awards were $18.2 million for the second quarter 2021 and backlog for the division totaled $9.3 million at June 30, 2021. While new project awards were down year-over-year, they represented the highest level in the last twelve months. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $1.7 million for the second quarter 2021, compared to a loss of $1.5 million for the second quarter 2020. EBITDA for the second quarter was $2.7 million, versus a loss of $0.3 million for the prior year period. Second quarter 2021 results included project improvements of $1.9 million attributable to the division’s offshore modules, material supply and subsea structures projects, while second quarter 2020 results included project improvements of $1.0 million for the division’s jacket and deck, paddlewheel riverboat and subsea components projects. Excluding the project improvements in both periods, the increase in EBITDA over the prior year period was driven by cost reduction efforts, improved execution and a more favorable project margin mix. Operating results for both periods were impacted by low revenue volume and the associated partial under-recovery of overhead costs due to the under-utilization of facilities and resources.

Shipyard Segment – Revenue for the second quarter 2021 was $3.1 million, a decrease of $2.8 million compared to the second quarter 2020. Revenue for both quarters was related entirely to the division’s two forty-vehicle ferry and seventy-vehicle ferry projects.

Operating loss was $1.1 million for the second quarter 2021, compared to a loss of $0.4 million for the second quarter 2020. Second quarter 2021 results included project charges of $0.9 million attributable to the division’s seventy-vehicle ferry project. Results for the second quarter 2021 also included ongoing vessel holding costs and legal fees of $0.4 million associated with the Company’s MPSV contract dispute.

Corporate Segment – Operating loss was $2.1 million for the second quarter 2021, compared to a loss of $2.2 million for the second quarter 2020, as lower external audit and legal and advisory fees were offset by higher incentive plan and insurance costs and higher costs associated with initiatives to diversify and enhance the Company’s business.

Discontinued Operations – Operating loss was $1.3 million for the second quarter 2021, compared to a loss of $1.3 million for the second quarter 2020. Second quarter 2021 results included a loss of $1.9 million related to transaction and other costs associated with the Shipyard Transaction. The loss was partially offset by a gain of $0.6 million related to insurance recoveries associated with damage previously caused by Hurricane Laura to a drydock that was sold in connection with the Shipyard Transaction.

BALANCE SHEET AND LIQUIDITY

The Company’s cash balance at June 30, 2021 was $74.9 million, including $10.0 million of restricted cash. The cash balance includes proceeds received in the second quarter 2021 from the Shipyard Transaction of $31.7 million and asset sales of $4.4 million. The proceeds from the Shipyard Transaction include $7.8 million related to a post-closing working capital true-up for the contracts sold to offset their negative cash flow impacts from December 31, 2020 through the closing date of the transaction.

At June 30, 2021, the Company’s current and long-term debt totaled $10.0 million related to proceeds received in the second quarter 2020 in connection with the Paycheck Protection Program (“PPP”). In July 2021, the Company received forgiveness of $8.9 million of the PPP loan, plus accrued interest, and the Company subsequently repaid the remaining balance of the PPP loan. The gain from the forgiveness of the PPP loan will be reflected in the third quarter 2021.

At June 30, 2021, the Company had $10.0 million of outstanding letters of credit, of which $7.0 million of letters of credit expired in July 2021 and the related cash restrictions were released.

SECOND QUARTER 2021 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, August 10, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.866.269.4260 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of project management, hookup, commissioning, repair, maintenance and civil construction services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in Houston, Texas and its operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This Release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company's operating results excluding the non-cash impacts of depreciation and amortization. Reconciliations of EBITDA to the most comparable GAAP measure are presented under “Consolidated Results of Operations” and “Results of Operations by Segment” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is contractually obligated to perform under its current contracts. New project awards represent the expected revenue value of contract commitments received during a given period, including scope growth on existing commitments. Backlog represents the unrecognized revenue value of new project awards, and at June 30, 2021, was comparable to the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENTS

This Release contains forward-looking statements in which the Company discusses its potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to diversification and entry into new end markets, improvement of risk profile, industry outlook, oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: the duration and scope of, and uncertainties associated with, the ongoing global pandemic caused by COVID-19 (including new and emerging strains and variants), and the corresponding weakened demand for, and volatility of prices of, oil and the impact thereof on its business and the global economy; its ability to secure new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; the Company’s ability to improve project execution; its inability to realize the expected financial benefits of the Shipyard Transaction; the cyclical nature of the oil and gas industry; competition; consolidation of its customers; timing and award of new contracts; reliance on significant customers; financial ability and credit worthiness of its customers; nature of its contract terms; competitive pricing and cost overruns on its projects; adjustments to previously reported profits or losses under the percentage-of-completion method; weather conditions; changes in contract estimates; suspension or termination of projects; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to sell certain assets; any future asset impairments; utilization of facilities or closure or consolidation of facilities; customer or subcontractor disputes; its ability to resolve the dispute with a customer relating to the purported terminations of contracts to build two MPSVs and the dispute with a customer related to contracts to build two seventy-vehicle ferries; operating dangers and limits on insurance coverage; barriers to entry into new lines of business; its ability to employ skilled workers; loss of key personnel; performance of subcontractors and dependence on suppliers; changes in trade policies of the U.S. and other countries; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; focus on environmental, social and governance factors by institutional investors and regulators; and other factors described in Part I, Item 1A “Risk Factors” in the Company’s 2020 Annual Report as updated under “Risk Factors” in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended March 31, 2021, and as may be further updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1),(2) (in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021(2)	2020(2)	2021	2020(2)
New Project Awards	$18,192	$11,547	$27,462	$29,739	$39,794

Revenue	$24,268	$23,785	$31,988	$48,053	$69,667
Cost of revenue	23,164	23,864	32,716	47,028	70,863
Gross profit (loss)(3)	1,104	(79)	(728)	1,025	(1,196)
General and administrative expense	3,093	2,787	3,370	5,880	6,681
Other (income) expense, net(4)	(380)	(529)	1	(909)	(10,033)
Operating income (loss)	(1,609)	(2,337)	(4,099)	(3,946)	2,156
Interest (expense) income, net	(95)	(194)	(89)	(289)	(36)
Income (loss) before income taxes	(1,704)	(2,531)	(4,188)	(4,235)	2,120
Income tax (expense) benefit	4	11	(22)	15	(106)
Income (loss) from continuing operations	(1,700)	(2,520)	(4,210)	(4,220)	2,014
Loss from discontinued operations, net of taxes(5)	(1,251)	(16,121)	(1,327)	(17,372)	(1,646)
Net income (loss)	$(2,951)	$(18,641)	$(5,537)	$(21,592)	$368
Per share data:
Basic and diluted income (loss) from continuing operations	$(0.11)	$(0.16)	$(0.28)	$(0.27)	$0.13
Basic and diluted loss from discontinued operations	(0.08)	(1.05)	(0.09)	(1.12)	(0.11)
Basic and diluted income (loss) per common share	$(0.19)	$(1.21)	$(0.36)	$(1.40)	$0.02

Consolidated EBITDA(6) (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021(2)	2020(2)	2021	2020(2)
Income (loss) from continuing operations	$(1,700)	$(2,520)	$(4,210)	$(4,220)	$2,014
Less: Income tax (expense) benefit	4	11	(22)	15	(106)
Less: Interest (expense) income, net	(95)	(194)	(89)	(289)	(36)
Operating income (loss)	(1,609)	(2,337)	(4,099)	(3,946)	2,156
Add: Depreciation and amortization	1,082	1,067	1,232	2,149	2,632
EBITDA(6)	$(527)	$(1,270)	$(2,867)	$(1,797)	$4,788

_________________

(1)	See “Results of Operations by Segment” below for results by segment.
(2)

Results for the three months ended March 31, 2021, and the three and six months ended June 30, 2020, may be different than previously reported amounts as they have been recast to reflect the classification of certain operations as discontinued operations as described in Note 5 below.

(3)

Gross profit (loss) for the Fabrication & Services Division for the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, and six months ended June 30, 2021 and 2020, includes project improvements of $1.9 million, $0.6 million, $1.0 million, $2.0 million and $1.9 million, respectively. Gross loss for the Shipyard Division for the three months ended June 30, 2021 and March 31, 2021, and six months ended June 30, 2021 and 2020, includes project charges of $0.9 million, $0.7 million, $1.7 million and $1.2 million, respectively.

(4)	Other (income) expense for the Fabrication & Services Division for the six months ended June 30, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute.
(5)	Discontinued operations include results associated with the operations included in the Shipyard Transaction and associated with certain previously closed Shipyard Division facilities.
(6)	EBITDA is a non-GAAP measure. See “Non-GAAP Measures” above for the Company's definition of EBITDA.

Results of Operations by Segment(1) (in thousands)

	Three Months Ended			Six Months Ended
Fabrication & Services Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021(1)	2020(1)	2021	2020(1)
New Project Awards	$18,192	$11,547	$27,442	$29,739	$39,642

Revenue	$21,227	$19,060	$26,606	$40,287	$60,049
Cost of revenue	18,986	44,410	27,098	37,059	59,603
Gross profit (loss)(2)	2,241	(25,350)	(492)	3,228	446
General and administrative expense	761	732	991	1,493	1,900
Other (income) expense, net(3)	(176)	(606)	1	(782)	(10,033)
Operating income (loss)	$1,656	$(25,476)	$(1,484)	$2,517	$8,579

EBITDA
Operating income (loss)	$1,656	$(25,476)	$(1,484)	$2,517	$8,579
Add: Depreciation and amortization	1,001	988	1,155	1,989	2,480
EBITDA(4)	$2,657	$(24,488)	$(329)	$4,506	$11,059

	Three Months Ended			Six Months Ended
Shipyard Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021(1)	2020(1)	2021	2020(1)
New Project Awards	$-	$-	$20	$-	$152

Revenue	$3,129	$5,130	$5,902	$8,259	$10,585
Cost of revenue	4,188	6,108	6,085	10,296	12,109
Gross loss(5)	(1,059)	(978)	(183)	(2,037)	(1,524)
General and administrative expense	264	196	239	460	565
Other (income) expense, net	(204)	77	-	(127)	-
Operating loss	$(1,119)	$(1,251)	$(422)	$(2,370)	$(2,089)

EBITDA
Operating loss	$(1,119)	$(1,251)	$(422)	$(2,370)	$(2,089)
Add: Depreciation and amortization	-	-	-	-	-
EBITDA(4)	$(1,119)	$(1,251)	$(422)	$(2,370)	$(2,089)

	Three Months Ended			Six Months Ended
Corporate Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021(1)	2020(1)	2021	2020(1)
Revenue (eliminations)	$(88)	$(405)	$(520)	$(493)	$(967)
Cost of revenue	(10)	(317)	(467)	(327)	(849)
Gross loss	(78)	(88)	(53)	(166)	(118)
General and administrative expense	2,068	1,859	2,140	3,927	4,216
Other (income) expense, net	-	-	-	-	-
Operating loss	$(2,146)	$(1,947)	$(2,193)	$(4,093)	$(4,334)

EBITDA
Operating loss	$(2,146)	$(1,947)	$(2,193)	$(4,093)	$(4,334)
Add: Depreciation and amortization	81	79	77	160	152
EBITDA(4)	$(2,065)	$(1,868)	$(2,116)	$(3,933)	$(4,182)

	Three Months Ended			Six Months Ended
Discontinued Operations(6)	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021(1)	2020(1)	2021	2020(1)
Revenue	$6,471	$35,166	$27,986	$41,637	$68,862
Cost of revenue	6,406	27,506	28,961	33,912	69,623
Gross profit (loss)(7)	65	7,660	(975)	7,725	(761)
General and administrative expense	73	340	352	413	785
Impairments and (gain) loss on assets held for sale(8)	1,903	23,428	-	25,331	-
Other (income) expense, net	(660)	13	-	(647)	100
Operating loss	$(1,251)	$(16,121)	$(1,327)	$(17,372)	$(1,646)

EBITDA
Operating loss	$(1,251)	$(16,121)	$(1,327)	$(17,372)	$(1,646)
Add: Depreciation and amortization	193	873	835	1,066	1,655
EBITDA(4)	$(1,058)	$(15,248)	$(492)	$(16,306)	$9

_________________

(1)

Results for the three months ended March 31, 2021, and three and six months ended June 30, 2020, may be different than previously reported amounts as they have been recast to reflect the classification of certain operations as discontinued operations as described in Note 6 below and to reflect the reclassification of certain allocations between divisions.

(2)

Gross profit (loss) for the Fabrication & Services Division for the three months ended June 30, 2021, March 31, 2020 and June 30, 2020, and six months ended June 30, 2021 and 2020, includes project improvements of $1.9 million, $0.6 million, $1.0 million, $2.0 million and $1.9 million, respectively.

(3)	Other (income) expense for the Fabrication & Services Division for the six months ended June 30, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute.
(4)	EBITDA is a non-GAAP measure. See “Non-GAAP Measures” above for the Company's definition of EBTIDA.
(5)

Gross loss for the Shipyard Division for the three months ended June 30, 2021 and March 31, 2021, and six months ended June 30, 2021 and 2020, includes project charges of $0.9 million, $0.7 million, $1.7 million and $1.2 million, respectively.

(6)	Discontinued operations include results associated with the operations included in the Shipyard Transaction and associated with certain previously closed Shipyard Division facilities.
(7)

Gross profit (loss) from discontinued operations for both the three and six months ended June 30, 2020, includes project charges of $0.6 million, and for the six months ended June 30, 2021, includes project improvements of $8.4 million.

(8)

Impairments and (gain) loss on assets held for sale from discontinued operations for the three and six months ended June 30, 2021, and three months ended March 31, 2021, represents impairment charges and transaction and other costs resulting from the Shipyard Transaction.

Consolidated Balance Sheets(1) (in thousands)

	June 30, 2021	December 31, 2020(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,834	$43,159
Restricted cash, current	9,637	—
Short-term investments	—	7,998
Contract receivables and retainage, net	13,737	14,089
Contract assets	2,371	5,098
Prepaid expenses and other assets	5,962	2,545
Inventory	1,772	2,157
Assets held for sale	1,800	6,200
Current assets of discontinued operations(2)	2	66,116
Total current assets	100,115	147,362
Property, plant and equipment, net	29,720	31,178
Restricted cash, noncurrent	406	—
Noncurrent assets of discontinued operations(2)	—	39,169
Other noncurrent assets	13,438	13,634
Total assets	$143,679	$231,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,427	$12,362
Contract liabilities	8,206	10,262
Accrued expenses and other liabilities	8,197	6,682
Long-term debt, current	1,050	5,499
Current liabilities of discontinued operations(2)	771	63,607
Total current liabilities	27,651	98,412
Long-term debt, noncurrent	8,950	4,501
Other noncurrent liabilities	1,739	2,068
Total liabilities	38,340	104,981
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 15,517 shares issued and outstanding at March 31, 2021 and 15,359 at December 31, 2020	11,281	11,223
Additional paid-in capital	104,583	104,072
Retained earnings (accumulated deficit)	(10,525)	11,067
Total shareholders’ equity	105,339	126,362
Total liabilities and shareholders’ equity	$143,679	$231,343

_________________

(1)

The Consolidated Balance Sheet accounts as of December 31, 2020 may be different than previously reported amounts as they have been recast to reflect the classification of certain operations as discontinued operations as described in Note 2 below.

(2)

Assets and liabilities of discontinued operations include Balance Sheet accounts associated with operations included in the Shipyard Transaction and associated with certain previously closed Shipyard Division facilities.

Consolidated Cash Flows(1) (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$(2,951)	$(18,641)	$(5,537)	$(21,592)	$368
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and lease asset amortization	1,275	1,940	2,067	3,215	4,287
Other amortization, net	—	15	18	15	31
Asset impairments	—	22,750	—	22,750	—
Loss on Shipyard Transaction	2,581	—	—	2,581	—
(Gain) loss on sale of fixed assets and other assets, net	51	(6)	—	45	(5)
Stock-based compensation expense	364	313	345	677	440
Changes in operating assets and liabilities:	—		—
Contract receivables and retainage, net	4,433	(2,779)	2,787	1,654	12,704
Contract assets	(710)	(3,851)	(12,955)	(4,561)	(25,732)
Prepaid expenses, inventory and other current assets	(904)	228	(1,161)	(676)	668
Accounts payable	(12,776)	1,756	(7,582)	(11,020)	2,081
Contract liabilities	(2,007)	(3,317)	15,402	(5,324)	702
Accrued expenses and other current liabilities	(973)	2,303	78	1,330	(1,840)
Noncurrent assets and liabilities, net	(110)	(353)	2,773	(463)	2,538
Net cash provided by (used in) operating activities	(11,727)	358	(3,765)	(11,369)	(3,758)
Cash flows from investing activities:
Capital expenditures	(461)	(460)	(5,621)	(921)	(7,745)
Proceeds from Shipyard Transaction, net of transaction costs	31,677	—	—	31,677	—
Proceeds from sale of property and equipment	4,400	39	—	4,439	1,080
Purchases of short-term investments	—	—	(19,991)	—	(19,991)
Maturities of short-term investments	8,000	—	20,000	8,000	20,000
Net cash provided by (used in) investing activities	43,616	(421)	(5,612)	43,195	(6,656)
Cash flows from financing activities:
Proceeds from borrowings	—	—	10,000	—	10,000
Payment of financing cost	—	—	(1)	—	(31)
Tax payments for vested stock withholdings	(8)	(100)	—	(108)	(74)
Net cash provided by (used in) financing activities	(8)	(100)	9,999	(108)	9,895
Net increase (decrease) in cash, cash equivalents and restricted cash	31,881	(163)	622	31,718	(519)
Cash, cash equivalents and restricted cash, beginning of period	42,996	43,159	48,562	43,159	49,703
Cash, cash equivalents and restricted cash, end of period	$74,877	$42,996	$49,184	$74,877	$49,184

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(1)	Cash flow activity for discontinued operations is not presented separately for any period in the Consolidated Statement of Cash Flows.